EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES FIRST QUARTER RESULTS AND MANAGEMENT CHANGE

Evansville, IN (April 13, 2007) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues in the first quarter of 2007 were relatively unchanged in total from the same period last year. However, profitability was lower as a result of higher costs and lower income from European joint ventures. As a result, earnings per share were $0.08 for the quarter compared to $0.13 for the same period last year.

Revenues in the Sporting Goods segment increased 3% in the first quarter compared to the same quarter last year as a result of increased sales in the specialty retail and dealer marketplace. Expanding distribution into the specialty retail and dealer marketplace is a key element in the Company's strategy designed to expand the customer base, increase product offerings and lessen the impact of sales to the Company's mass-market retail customers. During the first quarter, sales to the specialty retail and dealer channel grew 74% compared to the same period last year. Approximately 38% of this increase came from products related to acquisitions completed in 2006 while the remainder of the increase represents strong internal growth of existing products. Sales to mass-market retail customers declined 25% during the first quarter compared to last year due primarily to diminishing consumer demand for game room products. We expect this trend in sales to continue throughout the rest of 2007, but expect gains in sales to the specialty retail and dealer channel to offset declines in the mass-market retailer channel. Operating income from the Sporting Goods segment was up in the first quarter of 2007 compared to last year reflecting the absence of start-up costs associated with the Reynosa, Mexico plant that were recorded in the first quarter of last year. Although sales for 2007 are expected to be flat compared to last year, we expect improved operating profits from the Sporting Goods business in 2007.

Compared to the prior year, revenues from the Office Products segment grew 1% in the first quarter. The Company is beginning to realize results from efforts taken during the last half of 2006 to strengthen the sales force in Europe as sales from that sector were up slightly over the same period last year. However, this was offset by a slow down in North America sales due to increased competition and customers pairing down inventory levels. Operating profits from the Office Products business were down slightly in the first quarter compared to last year due to the drop in North America sales which have a higher gross margin than sales from Europe. Management still anticipates that 2007 revenues and profits in the Office Products business will be roughly equal to the levels achieved in 2006.

The Company continues to explore opportunities to increase shareholder value. To that end, the Company paid a dividend of $0.22 per share on March 16, 2007, an increase of 10% over the dividend paid last year.

The Company also announced that Terry Frandsen, currently serving as the Company's Chief Financial Officer, will serve as interim Chief Executive Officer following the unexpected and sudden death of Daniel A. Messmer who served as the Company's Chief Executive Officer and President before his death on April 9, 2007. Mr. Frandsen will continue to serve as the Company's Chief Financial Officer while serving as the interim Chief Executive Officer.

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

Robert E. Griffin, Escalade's Chairman stated that "Finding someone to replace Daniel Messmer will be difficult. Over the 34 years that he worked for Escalade, he helped build a very successful culture based on collaboration, trust, and respect for all the individuals in the organization. Mr. Messmer's leadership style fostered high performance expectations that are crucial to the Company's success. As we search for his permanent replacement, we will be looking for these same traits. Key characteristics of Escalade's next CEO will include a proven ability to lead an organization of Escalade's size and complexity; significant knowledge of the industries in which Escalade does business; the ability to develop strong executive managers in our subsidiaries; and the ability to lead and inspire a collaborative effort of Escalade's entire management team in developing and implementing effective strategic plans for both of our business segments. The sudden death of Mr. Messmer was a shock to everyone in the Company, but our existing management team has the leadership and experience necessary to see the Company through this transition period, and we do not anticipate any significant disruption in the Company's business operations. Our customers can expect the same continued high level of service and quality demonstrated before Mr. Messmer's untimely death."

The Escalade Board of Directors also withdrew its previous determination to increase the size of the Board to seven directors effective as of the date of the Annual Meeting of Stockholders to be held on April 27, 2007, and voted instead to retain the size of the Board at six directors as permitted pursuant to the terms of Escalade's Bylaws. Other than Mr. Messmer, the nominees named in Escalade's proxy statement relating to the 2007 Annual Meeting will be nominated for those six board seats.


Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334.


                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

               (Unaudited, In Thousands Except Per Share Amounts)

                                          3 Months Ended                  12 Months Ended
                                   ----------------------------    ----------------------------
                                     24 March        25 March        24 March        25 March
                                       2007            2006            2007            2006
                                   ------------    ------------    ------------    ------------
NET SALES                          $     33,467    $     32,800    $    192,132    $    186,333

OPERATING  EXPENSES
      Cost of goods sold                 22,455          22,048         138,228         128,907
      Selling and administrative          8,708           8,405          40,220          37,632
      Restructuring                          --              --              --            (631)
                                   ------------    ------------    ------------    ------------

OPERATING INCOME                          2,304           2,347          13,684          20,425

OTHER INCOME (EXPENSE)
      Interest expense                     (517)           (254)         (2,900)         (2,616)
      Other income (expense)               (421)            (65)             15           1,772
                                   ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES                1,366           2,028          10,799          19,581

PROVISION FOR INCOME TAXES                  269             304           2,931           6,179
                                   ------------    ------------    ------------    ------------

NET INCOME                         $      1,097    $      1,724    $      7,868    $     13,402
                                   ============    ============    ============    ============

PER SHARE DATA
      Basic earnings per share     $       0.08    $       0.13    $       0.60    $       1.03
                                   ============    ============    ============    ============
      Diluted earnings per share   $       0.08    $       0.13    $       0.60    $       1.02
                                   ============    ============    ============    ============
      Average shares outstanding         13,034          12,979          13,034          13,042

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

                      CONSOLIDATED CONDENSED BALANCE SHEET

                            (Unaudited, In Thousands)

                                                                           30 December
                                          24 March 2007   25 March 2006       2006
                                          -------------   -------------   -------------
ASSETS
     Current assets                       $      72,924   $      69,011   $      74,470
      Property, Plant & Equipment - net
                                                 20,673          21,080          20,657
     Other assets                                33,193          16,161          30,561
     Goodwill                                    24,992          21,759          25,027
                                          -------------   -------------   -------------
        Total                             $     151,782   $     128,011   $     150,715
                                          =============   =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities                  $      35,337   $      24,290   $      41,345
     Other liabilities                           32,883          27,394          23,655
     Stockholders' equity                        83,562          76,327          85,715
                                          -------------   -------------   -------------
        Total                             $     151,782   $     128,011   $     150,715
                                          =============   =============   =============

FORWARD LOOKING STATEMENTS


This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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